Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Werewolf Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share	Other	201,720 shares (2)	$0.87 (3)	$175,496.40 (3)	$153.10 per $1,000,000	$26.87

Total Offering Amounts					$175,496.40		$26.87

Total Fee Offsets							$0

Net Fee Due							$26.87

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Consists of shares issuable under an inducement stock option award pursuant to an inducement stock option agreement entered into by Werewolf Therapeutics, Inc. (the “Registrant”) and Steven Bloom, the Registrant’s Chief Business Officer, which was granted on May 1, 2025, in accordance with Nasdaq Listing Rule 5635(c)(4).

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based on the exercise price per share of the 201,720 shares issuable under the inducement stock option award for Steven Bloom.